EXHIBIT 8.9
                                  LICENSE AGREEMENT

    This Agreement is to be effective the 1st day of March, 1985 between KEEBLER COMPANY, a Delaware corporation with its principal place of business at 677 Larch Avenue, Elmhurst, Illinois ("Keebler") and MILES J. WILLARD, residing at 229 North Lloyd Circle, Idaho Falls, Idaho ("Willard").

                                       RECITALS
    A. The parties have entered into a License Agreement dated April 2, 1981 (the "1981 License Agreement") under which Willard granted exclusive rights to Keebler to utilize certain patents and proprietary information belonging to Willard, and technical information known to Willard, to manufacture and sell snack food products developed by Willard or jointly by Willard and Keebler. Pursuant to the 1981 License Agreement, Keebler has test marketed and introduced for sale on a regular basis certain of said snack food products.

    B. The scope of the Keebler snack food business and Keebler's commitment to said business, financially and otherwise, have increased significantly over that originally envisioned by the parties. Additionally, the parties desire to work together on new snack food products not provided for in the 1981 License Agreement. The parties have, therefore, agreed to enter into a new agreement which shall supersede the 1981 License Agreement.

                                      AGREEMENT
    There being sufficient consideration for the undertakings herein set forth, Willard and Keebler hereby agree as follows:

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1.  This Agreement shall supersede the 1981 License Agreement in its entirety.

2.  Definitions

    2.1 "Licensed Products" means those snack products utilizing Licensed Patents and/or Proprietary Information, as those terms are hereinafter defined, which products are listed in Exhibit A attached hereto and incorporated herein.

    2.2 "Licensed Patents" means those patents and patent applications filed by Willard from which patents issue, listed in Exhibit B attached hereto and incorporated herein, and such other patents as the parties may mutually agree to add to Exhibit B from time to time.

    2.3 "Technical Information" means all information provided by Willard to Keebler relating to snack products and methods and apparatus for making such products, including, but not limited to, all data, information, know-how, equipment design and layout, specifications, drawings, operating and production procedures.

    2.4 "Proprietary Information" means information supplied to Keebler by Willard hereunder, or under the 1981 License Agreement; which was developed solely by Willard, is the confidential information of Willard, is subject to protection under recognized legal principles as trade secrets belonging to Willard, and is marked "Proprietary Information" when submitted to Keebler by Willard in writing, or when submitted verbally, is so designated in writing by Willard within ten days of disclosure to Keebler. Information submitted by Willard to Keebler under the 1982 License Agreement which was not marked as "Proprietary Information" in accordance with this Section 2.4 and which Willard claims to be Proprietary

         Information shall be resubmitted by Willard to Keebler in writing appropriately marked within ninety (90) days of execution of this Agreement by Willard. However, information disclosed hereunder or under the 1981 License Agreement shall not be Proprietary Information if:

         a. Keebler can show by written records that such information was in its possession prior to disclosure to it by Willard or has legally come into its possession after disclosure through channels independent of Willard, or

         b. Such information is shown to be in the public domain other than by reason of breach of this Agreement by Keebler.

         With regard to Proprietary Information disclosed to Keebler by Willard which subsequently is publicly disclosed or legally disclosed to Keebler through independent channels, Keebler agrees to continue to pay Willard a royalty as established elsewhere herein only on those Licensed Products developed prior to the time of such independent disclosure which utilize said Proprietary Information. After independent disclosure, Keebler shall have the right to use said information in the development of new products without further liability to Willard.

    2.5 "Keebler Proprietary Information" means information Keebler holds as confidential and in which Keebler claims a proprietary interest including, but not limited to, formulations, processes, product specifications, market research, sales information, financial data, and products or product ideas of Keebler. However, information disclosed by Keebler to Willard or licensed by Willard from Keebler hereunder or under the 1981 License Agreement shall not be "Keebler Proprietary Information" if:

         a. Willard can show written records that such information was in his possession prior to disclosure to him by Keebler or has legally come into his possession after disclosure through channels independent of Keebler, or

         b. Such information is shown to be in the public domain other than by reason of breach of this Agreement by Willard.

    2.6  "Territory" means the United States of America and its territories.

    2.7 "Net Sales Price" means the actual gross price for Licensed Products invoiced to customers by Keebler less credits for returned products, quantity discounts, freight allowances, cash discounts and trade and promotional allowances and the cost of coupon production, circulation and redemption incurred in the promotion and sale of the Licensed Products.

    2.8 "Payment Period" means that period of time set forth in Exhibit A from the date a Licensed Product is first marketed during which royalty payments are due from Keebler to Willard.

    2.9 "Minimum Royalty" means an amount equal to Fifty Thousand Dollars ($50,000), or the prorated portion thereof as provided for in Section 3.3.f below, multiplied by the current number of products listed in Exhibit A at the end of each calendar year. For example, at the time of execution of this Agreement two Licensed Products (Krunch Twists and Tato Skins) are listed on Exhibit A. The Minimum Royalty Payment due at the end of 1985, assuming no additional Licensed Products are added to the list, will be One Hundred Thousand Dollars ($100,000). If the number of Licensed Products listed on Exhibit A is increased or the Payment Period for any Licensed Product runs out, the Minimum Royalty will be adjusted accordingly.

3.  LICENSE

    3.1 Willard hereby grants to Keebler, upon the terms and conditions set forth herein, the exclusive right to use the Technical Information, Proprietary Information, and Licensed Patents to make, have made, market, distribute and sell the Licensed Products in the Territory.

         a. Willard represents and warrants to Keebler that he is the owner of the Proprietary Information and Licensed Patents and that he has the right to grant to Keebler the rights to use the Proprietary Information, Licensed Patents and Technical Information as specified in this Agreement. Willard further represents and warrants that he has not and will not disclose to any third party, or authorize any third party to utilize, the Proprietary Information or Licensed Patents in the Territory except as provided in Section 3.1.b.

         b. The rights granted to Keebler hereunder regarding Licensed Patent Nos. 3,886,291 and 3,997,684 shall be non-exclusive in the States of Washington, Oregon, Alaska, Hawaii, Montana, Idaho, Wyoming and Nevada only. In all other States in the Territory the rights granted hereunder with regard to these patents shall be exclusive.

    3.2 Keebler shall have the right to grant sublicenses in the Territory subject to the terms and conditions set forth herein. Keebler will be responsible for the collection of payments and enforcement of the terms of any such sublicense. Sublicensees shall not be granted rights greater than those granted to Keebler hereunder and each sublicense shall contain non-disclosure provisions similar to those set forth in this Agreement.


    3.3 Keebler agrees to pay Willard a royalty for those rights granted hereunder in accordance with the following:

         a. For those Licensed Products developed under the 1981 License Agreement, as designated in Exhibit A, a royalty based upon the volume of said Licensed Products sold in each Keebler fiscal year during the respective Payment Periods as follows:


                                                                Percent of Net
              Sales Per Year                                     Sales Price
              --------------                                    --------------
         For the first 3,000,000 lbs.                                1.50
         For the next 5,000,000 lbs.                                 1.25
         For all over 8,000,000 lbs.                                 1.00

         b. For those Licensed Products first marketed after the effective date of this Agreement and which are added to Exhibit A in accordance with Section 3.6, one percent (1%) of the Net Sales Price of such Products sold by Keebler during each respective Payment Period.

         c. Keebler shall pay a royalty to Willard as calculated in accordance with Sections 3.3.a and b for each Licensed Product only during the respective Payment Period for each such Licensed Product. Upon termination of the Payment Period, Keebler shall owe no further royalty or any other amount to

              Willard for such Licensed Product, but Keebler shall have the right to continue to use the Technical Information, Proprietary Information and Licensed Patents on an exclusive basis to make and sell the respective Licensed Product.

         d. For Licensed Products which do NOT practice the Licensed Patents in the production thereof, the Payment Period shall be fifteen
              (15) years from the date each such Licensed Product is first marketed. For Licensed Products covered by, or made in accordance with methods covered by, unexpired Licensed Patent, the Payment Period shall be twenty (20) years from the date each such Licensed Product is first marketed notwithstanding whether or not the patent has issued or is yet to issue as of the date the Licensed Product is first marketed. Should all Licensed Patents covering any such Licensed Product expire, be held invalid and/or fail to issue prior to the end of the twenty (20) year Payment Period, said Payment Period shall terminate on the date of expiration, invalidation or abandonment of the last applicable Licensed Patent. Where the Licensed Patents covering a Licensed Product expire, fail to issue and/or are held invalid prior to the fifteenth (15th) year after the said Product is first marketed, but Proprietary Information is used in the production thereof, the Payment Period shall be fifteen (15) years. If Willard is requested by Keebler not to file for a patent, or not to continue prosecution of a pending application, on certain Proprietary Information utilized in the production of a Licensed Product and Willard complies, the

              Payment Period shall be twenty (20) years for each Licensed Product using such Proprietary Information.

         e. Royalty payments shall be due and payable thirty (30) days after the end of each Keebler fiscal quarter. Keebler shall submit to Willard, or his designated representatives, at the time of payment, a complete report for the respective quarter utilizing the report form attached as Exhibit C.

         f. If for any calendar year of this License Agreement, commencing with the calendar year ending December 31, 1985, the aggregate of royalties paid by Keebler and its sublicensees to Willard do not equal at least the minimum Royalty calculated as provided in
              Section 2.9 for such year, Keebler shall, within thirty (30) days after the end of such year, pay to Willard an additional sum equal to the difference between the royalties paid for that year and the said calculated Minimum Royalty. If said additional sum is not paid within said thirty (30) day period, Willard shall at his option have the right to cancel this Agreement upon sixty
              (60) days written notice to Keebler. If a Licensed Product is added to Exhibit A during any calendar year, the Payment Period for any Licensed Product ends during any calendar year, or this License Agreement is terminated for any reason during any calendar year, the Minimum Royalty shall be prorated from the date of addition, to the end of the Payment Period, or to the date of termination, as the case may be, and if royalty payments from sales do not exceed the prorated amount, Keebler will pay the difference to Willard.

    3.4 This Agreement shall continue, unless sooner terminated as provided for elsewhere herein, until all Payment Periods have terminated. Thereafter Keebler shall have the right to continue to use the Technical Information, Proprietary Information and Licensed Patents on an exclusive basis (subject to Section 3.1.b) in the Territory to make and sell the Licensed Products without obligations to Willard subject to the non-disclosure provisions set forth herein.

    3.5 Willard agrees to fully disclose to Keebler all his Technical Information, Proprietary Information and Licensed Patents required to produce the Licensed Products. Willard further agrees to disclose to Keebler all improvements to the Licensed Products which he develops prior to or during the Payment Period for each Licensed Product. Such improvements, which may take the form of technical Information, Proprietary Information or Licensed Patents shall be included within this Agreement, but shall not increase Keebler's obligation to Willard either in the form of increased royalty rats or extensions to Payment Periods subject to the provisions of Section 3.3.d above. It is agreed between the parties that the consideration for Willard disclosing such improvements to Keebler will be the possibility of increased sales during the Payment Period which will result in larger payments to Willard.

    3.6 Keebler shall notify Willard of all new products it develops which utilize Proprietary Information and/or Licensed Patents. If Proprietary Information and/or Licensed Patents form the basis for a new product, whether developed solely or jointly by Keebler or Willard, which Willard claims should be added to Exhibit A as a new Licensed Product and a royalty paid thereon, Willard shall notify Keebler in writing of his claim. Keebler shall conduct a market analysis of such new products which the parties judge to have potential for commercial success. Only those new products which the market analysis confirms, or which the parties mutually agree, should be sold as separate products under their own brand names, shall be considered as new Licensed Products. Extensions of existing Licensed Product lines, including new flavors, textures, shapes, etc. which will be sold under the same brand name as the existing Licensed Product lines, shall be considered improvements to which the provisions of Section 3.5 above shall apply. Each Licensed Product which is confirmed to be a new product to be sold as a separate product under its own brand name shall be added to Exhibit A no later than the date it is first marketed,

    3.7 Willard agrees to furnish Keebler with technical assistance and advise in the production of the Licensed Products and in the utilization of any improvements thereto when requested by Keebler. Scheduling and allocation of Willard's time and technical assistance will be as agreed between the parties. When such assistance is requested by Keebler, Keebler agrees to pay the reasonable travel, meal and accommodation expenses and laboratory costs incurred by Willard as a direct result of the providing of such assistance. Keebler shall reimburse Willard for such expenses and costs upon submission of an appropriate invoice and supporting documentation acceptable to Keebler.

    4. Keebler shall keep and shall require its sublicensees, if any, to keep true books of account containing an accurate and complete record of data necessary for computation of royalties due to Willard under this Agreement. Such books of account shall be available for inspection by Willard or his designated Certified Public Accountant, at Willard's expense, at all reasonable times during normal business hours. Keebler and its sublicensees, if any, shall be required to keep records relating to royalty payments for five (5) years after the respective royalty payment is made.

    5.   NON-DISCLOSURE

    5.1 Keebler shall exercise all reasonable precautions to safeguard the secrecy and confidentiality of the Proprietary Information disclosed by Willard to Keebler prior to and during the term of the 1981 License Agreement and this Agreement, and shall not disclose the same to anyone other than those employees, sublicensees and suppliers who have a need to know all or a portion of the Proprietary Information for Keebler to produce and sell the Licensed Products. Keebler agrees that it will not disclose any of the Proprietary Information to any sublicensee or supplier without first obtaining the execution of a non-disclosure agreement, the terms and conditions of which are set forth in Exhibit D attached hereto and incorporated herein, by said sublicensee or supplier. Keebler will mark all Proprietary Information so disclosed with a notice that it is confidential and subject to a non-disclosure agreement. Keebler will give Willard a copy of each such signed non-disclosure agreement within thirty (30) days of execution.

    5.2 Willard shall exercise all reasonable precautions to safeguard the secrecy and confidentiality of the Keebler Proprietary Information disclosed to Willard by Keebler and shall not disclose the same or any portion thereof to others without the express written consent of Keebler first obtained. Willard shall not use the Keebler Proprietary Information or any part thereof for his own benefit, or the benefit of others, except as specifically required to perform his obligations hereunder, or as Keebler may otherwise specifically agree in writing.

    6. Subject to compliance with the provision of Section 5.1 above, Keebler shall have the right, in its sole discretion, to utilize any co-packers for the manufacture of the Licensed Products or suppliers of raw materials, ingredients and packaging materials, it deems appropriate. Willard agrees to assist Keebler, at Keebler's request, in locating suppliers and/or co-packers and providing such technical assistance to them if necessary. Willard agrees not to contact any such suppliers or co-packers regarding Keebler business unless specifically requested to do so by Keebler.

    7. Keebler shall have the right, subject to the time constraints of Willard, to utilize Willard's services in the development and manufacture of new snack food products other than the Licensed Products. Willard will perform such services as a consultant and a reasonable fee shall be agreed upon between the parties in writing prior to the time such services are performed. All trade secret information and patentable information, processes, etc. resulting from the consulting arrangement whether developed by Willard or by Willard and Keebler shall be the property of Keebler and Willard agrees to execute all documents, including, but not limited to, patent applications, assignments and transfers of interest as Keebler may deem reasonably necessary to protect its rights herein.

    8. Keebler and Willard agree to cooperate with each other regarding the manufacture and sale of, or the licensing of the rights to manufacture and sell, the Licensed Products in markets outside the Territory, subject only to any arrangement Willard may enter into with Keebler's parent Company, United Biscuits (U.K.) Limited or any of its affiliates or subsidiaries. Either party who desires to pursue an arrangement for the manufacture and/or sale of the Licensed Products outside the Territory shall give the other party notice of the country involved and all details of the proposed arrangement. Keebler shall have the right, at its option, to be the primary party in undertaking any such arrangement. In any such arrangement where the Proprietary Information and/or Licensed Patents are used, Willard shall be paid a royalty of 1% of the Net Sales Price on all sales of Licensed Product(s) sold under the arrangement in the market. If Keebler does not desire to be the primary party in any such arrangement, Willard shall have the right to enter into an arrangement with a third (3rd) party to manufacture and sell the Licensed Products in said market outside the Territory. Keebler shall receive a one percent (1%) royalty on the Net Sales Price of all Licensed Product(s) sold under said arrangement in said markets. Each such arrangement entered into by Keebler or Willard shall contain non-disclosure provisions acceptable to Keebler and Willard protecting the Proprietary Information, Keebler Proprietary Information and any other trade secret information of Keebler and Willard. Nothing set forth herein shall authorize Willard to license the use of any trademark or copyright owned by Keebler and/or used by Keebler in conjunction with the Licensed Product (s) unless otherwise specifically agreed to in writing by Keebler.

    9. Willard shall have the right to review at any time during normal business hours the system, including process steps, equipment selection, installation, and operation by which Keebler manufactures or proposes to manufacture the Licensed Products. Should Willard believe the system may not enable Keebler to produce the Licensed Products with optimum quality consistent with Keebler's objectives, he shall have the right to report his findings in writing or in person to a Keebler management review board which shall include the Senior Vice President responsible for the operation of the system and such other Keebler personnel as said Senior Vice President may desire. Said review board shall consider Willard's written report within thirty
         (30) days of receipt thereof or be available to meet with Willard to review his findings within thirty (30) days of receipt of Willard's written consent for any such meeting. The review board shall consider any recommendations Willard may make; however, in no case shall the review board or Keebler be required to act, nor shall Willard have the right to demand that Keebler act, upon Willard's recommendations.

    10. Keebler shall have the right to cancel this Agreement at any time upon ninety (90) days written notice to Willard. Thereafter, Keebler shall have one (1) year to sell off all inventory of the Licensed Products. All sales of the Licensed Products during the one (1) year period shall be subject to the royalty payment requirements set forth in
         Section 3 above. Upon termination of the one (1) year period, Keebler shall not use the Proprietary Information or Licensed Patents of Willard or manufacture or sell the Licensed Products, unless otherwise agreed to in writing between the parties, The non-disclosure provisions set forth herein, to the extent still applicable, shall survive the cancellation of this Agreement for a period of five (5) years.
         Keebler shall cancel all sublicenses granted by it hereunder effective the end of the said one (1) year period.

    11. Keebler and Willard agree to apprise each other in writing of any known infringement of the Licensed Patents. Keebler shall have the right, in its sole discretion, to institute and prosecute at its expense an action for infringement of the Licensed Patents in its own name or, if required by law, in Willard's name as the patentee. All expenses incurred in bringing the action will be for Keebler's account and Keebler shall be entitled to all damages, profits and awards resulting from said action. Keebler shall have the right to direct the prosecution of the action and to make a settlement if it deems appropriate. Willard shall cooperate fully with Keebler in the prosecution of any such infringement action. In the event Keebler determines not to bring an infringement action, Will shall have the right to bring an action at his expense and he shall be entitled to all damages, profits and awards resulting therefrom. Keebler agrees to cooperate fully with Willard in the prosecution of any such action.

    12. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois.

    13. All notices provided for herein shall be sent by certified or registered mail, postage prepaid, to the other party at the following address:

         If to Keebler:      Keebler Company
                             One Hollow Tree Lane
                             Elmhurst, Illinois 60126
                             Attn:     General Counsel

         If to Willard:      Miles J. Willard
                             Post Office Box 1747
                             Idaho Falls, Idaho 83401

         Each party may change its respective address by written notice to the other party.

    14. That set forth herein is the entire Agreement between the parties and the same shall not be modified or amended except by written document executed by authorized representatives of both parties.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the dates appearing after their respective signatures.

                                  MILES J. WILLARD ("Willard")
                                  By___________________________
                                  Date ________________________

                                  KEEBLER COMPANY ("Keebler")
                                  By___________________________
                                  Its__________________________
                                  Date ________________________

                                    EXHIBIT 3.1-N
                               SALTY SNACK PATENTS - US

    1. The following U.S. patent applications are pending in the U.S. Patent and Trademark Office and are material to the manufacturing process of the products indicated:

         Patent Serial No. 490,922
         Title: Reduced Fat Fried Snack Food
         Filed: June 16, 1995
         Inventor: Sanjiv H. Avashia
         Assigned to: United Biscuits (UK) Ltd.
         Used by Keebler in connection with: Reduced Fat O'Boises
                                  potato crisps

         Patent Serial No. 363,709
         Title: Lattice Fried Food Products
         Filed: December 23, 1994
         Inventor: Edward Crispian Clow
                  Brian Derek Hill
         Assigned to: United Biscuits (UK) Ltd.
         Used by Keebler in connection with: Tato Wilds Criss Cross potato crisps

    These patents are subject to a License Agreement between United Biscuits
(UK) Ltd. And Keebler Company. A copy of the License Agreement is attached. The License Agreement will be assigned to Buyer upon execution of the Purchase Agreement.

    2. Production of the following products involves use of patented processes which are subject to a License Agreement between Miles J. Willard and Keebler Company:

         (i)       O'Boisies
         (ii)      Tato Skins
         (iii)     Pizzerias

    A copy of the License Agreement is attached and a list of all patents subject to the License Agreement is attached thereto as Exhibit B. The License Agreement will be assigned to Buyer upon execution of the Purchase Agreement.

                                      EXHIBIT A

                                DATE LICENSED PRODUCT

LICENSED PRODUCTS            FIRST MARKETED                PAYMENT PERIOD

Krunch Twists *              Sept. 25, 1983
Tato Skins *                 Feb. 24, 1985



































* Developed under 1981 License Agreement

                                      EXHIBIT B

LICENSED PATENTS

1.  Issued Patent No. 3,886,291
    Title: Expanded Fried Potato Snack Product
    Date Issued: May 27, 1975

2.  Issued Patent No. 3, 997,684
    Method for Making Expanded Potato Based Snack Products
    Date Issued: Dec. 14, 1976

3.  Patent Application Ser. No. 384,897
    Title: Preparing sheeted Fried Snack Products From Corn and Other Cereal
            Flavors
    Date filed: June 4, 1982

4.  Patent Application Ser. No. 259,620
    Title: Prevention of Puffing During Frying of Expanded Snack Products Date filed: May 1, 1981

5.  Patent Application Ser. No. 384,895
    Title: Method for Preparing Extruded Fried Snack Products From Corn and
            Other Cereal Flours

6.  Patent Application Ser. No. 602,738
    Title: Flavor Enhancement of Processed Potato Products
    Date filed: July 13, 1984

                                      EXHIBIT C

                     COMPUTATION OF LICENSE FEE - WILLARD SNACKS

Product:______________________________________________________________

Period:_______________________________________________________________

Sales Volume (pounds):________________________________________________

Total Gross Sales (                                       )     ________________

   "     "     "  (                                       )     ________________

   "     "     "  (                                       )     ________________

Less: Trade Discounts                                           ________________

Returns                                                         ________________

Freight                                                         ________________

Promotional Allowances                                          ________________

Total Net Sales                                                 ________________

Royalty Applicable % of ___________                            ________________

                   % of ___________                            ________________

                   % of ___________                            ________________

Total Royalty:                                                  ________________

Less Paid on Account                                            ________________

Total Due:                                                      ________________

Deposited to Account:   ________________

OR Paid by Check:       ________________

Total and Net Sales per our books.

Prepared by:  ______________________________
              Date:_________________________

                                      EXHIBIT D

                               NON-DISCLOSURE AGREEMENT

    This Agreement is to be effective by and between Keebler Company, a Delaware corporation with its principal place of business at Elmhurst, Illinois, hereinafter referred to as "Keebler," and XYZ, Inc., with its principal place of business at (LOCATION), hereinafter referred to as "XYZ."

                                       RECITALS

    A. Keebler either owns, or has the right to use, certain technical information, hereinafter referred to as the "Information", which Information Keebler holds, or is required to hold pursuant to an agreement with Miles J. Willard, confidential and as a trade secret.

    B.   XYZ is a (NATURE OF BUSINESS) in (GEOGRAPHIC AREA).

    C. Keebler and XYZ are interested in discussing an arrangement whereby XYZ would (NATURE OF SERVICE TO BE PROVIDED TO KEEBLER, I.E., CO-PACK OF PRODUCT OR SUPPLIER OF MATERIALS). In order to determine XYZ's ability to (NATURE OF SERVICE) for Keebler and to more fully discuss a possible arrangement between Keebler and XYZ, Keebler will be required to disclose the Information, or portion thereof, to XYZ.

                                      AGREEMENT

    In consideration of Keebler's disclosure of the Information or any part hereof to XYZ, XYZ covenants and agrees as follows:

    1. The Information and any part thereof not otherwise protected by patent, and all other trade secrets disclosed to XYZ by Keebler shall be held by XYZ in strict confidence.

    2. XYZ shall not use the Information or any part thereof, or any other confidential information received from Keebler, except in accordance with the terms of this Agreement or except as Keebler and XYZ may hereafter agree; and shall not otherwise disclose the Information to any person, association, company, corporation or other entity without the written permission of Keebler first obtained,

    3. XYZ shall take all reasonable and necessary steps and measures to protect against the unauthorized use or disclosure of the Information or other confidential information received from Keebler by any of its personnel, subsidiaries, assigns, associates, licensees and others in privity of association with it.

    4. This Agreement shall bind XYZ and those taking under it with respect to all disclosures made by Keebler in confidence, except as to any disclosures made pursuant hereto (i) which can be proven by XYZ to be in the public domain at the time of disclosure to XYZ by Keebler, or
         (ii) which after disclosure falls within the public domain, except through a breach thereof by XYZ, or (iii) which XYZ can prove was already known to XYZ at the time of disclosure to Keebler. Provided, however, if a portion of any such Information falls within any one of the exceptions, the remainder shall continue to be subject to the prohibition and restriction set forth in this Agreement.


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

    5. In the event either party notifies the other that they do not wish to enter into a (EXAMPLE: SUPPLY) arrangement as contemplated above, XYZ shall; within ten days of giving or receiving such notice return to Keebler all documents of any kind provided to it by Keebler or prepared by XYZ for analysis of the arrangement contemplated herein and all copies thereof, which documents contain any or all of the Information.

    6. XYZ covenants that it has authority to enter into this Agreement and is not precluded from executing and performing under the same by reason of any other agreement, arrangement or situation to which it is a party.

    7. This Agreement shall be binding upon complete execution hereof by an authorized representative of each party.

    IN WITNESS WHEREOF, Keebler and XYZ have executed this Agreement on the date appearing after their respective representatives' signatures.

                             KEEBLER COMPANY ("Keebler")
                             By:_____________________________
                             Its:____________________________
                             Date:___________________________

                             XYZ, INC. ("XYZ")
                             By:_____________________________
                             Its:____________________________
                             Date:___________________________


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